COLLABORATION AND SALE/LICENSE AGREEMENT

                                 By and Between

                       BAUSCH & LOMB PHARMACEUTICALS, INC.

                                       and

                              SYMBOLLON CORPORATION



                        ---------------------------------

                           Dated as of August 4, 1997
                       ----------------------------------












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                               TABLE OF CONTENTS1

                                                                        Page No


Article 1          Definitions........................................      1

Article 2          Joint Development Committee........................      6

         2.1       Formation..........................................      6
         2.2       Responsibilities...................................      6
         2.3       Disagreements......................................      7
         2.4       Market Opportunity Prior to First Commercial Sale..      7
         2.5       Market Opportunity After First Commercial Sale.....      7

Article 3          Research and Development Efforts...................      8

         3.1       Efforts............................................      8
         3.2       Funding............................................      8
         3.3       Sharing of Information.............................      9
         3.4       Material Samples...................................      9

Article 4          B&L License........................................      9

         4.1       Basic Grant........................................      9
         4.2       Specific Limitations...............................      9
         4.3       Symbollon Retained Rights..........................     10
         4.4       Otic Infections....................................     10
         4.5       Rest of World......................................     10
         4.6       Recording..........................................     10

Article 5          Clinical Trials and Regulatory Filings.............     11

Article 6          Sale of Patent.....................................     11

         6.1       Transfer of Patent Rights..........................     11
         6.2       Installment Sale Payments..........................     12
         6.3       Orphan Drug Products...............................     12
         6.4       Cosmetic Eye Scrub Product.........................     13
         6.5       Negative Covenants.................................     13
-----------------
1 This Table of Contents is for convenience of reference only and is not part of this Agreement.

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                                                                        Page No.


Article 7          Royalties..........................................     13

         7.1       Royalties..........................................     13
         7.2       Sublicense Fees....................................     13
         7.3       Overall Value......................................     14

Article 8          Symbollon Sale of Products Outside Territory.......     14

Article 9          Payments...........................................     14

         9.1       Timing of Royalty Payments.........................     14
         9.2       Records of Net Sales...............................     15
         9.3       Payments...........................................     15

Article 10         B&L's Exclusivity Obligations......................     15

Article 11         Confidentiality and Publications...................     16

         11.1      Proprietary Information............................     16
         11.2      Joint Disclosures..................................     16

Article 12         Ownership of Intellectual Property.................     17

         12.1      General Intent.....................................     17
         12.2      New Inventions.....................................     17
         12.3      Symbollon's Rights in B&L's Joint Inventions.......     17
         12.4      License Upon Termination...........................     18
         12.5      Patent Applications................................     18
         12.6      Disputes...........................................     18

Article 13         Warranties/Indemnification/Insurance...............     18

         13.1      Representations and Warranties.....................     18
         13.2      Disclaimer.........................................     19
         13.3      Additional Covenants...............................     19
         13.4      Indemnification....................................     19
         13.5      Insurance..........................................     19
         13.6      Additional Indemnification Obligations.............     20
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                                                                        Page No.

Article 14         Infringement and Trademarks........................     20

         14.1      Notice of Infringement.............................     20
         14.2      Control, Cost and Cooperation in Infringement Actions   21
         14.3      Recoveries Against Infringer.......................     21
         14.4      Trademarks.........................................     21

Article 15         Assignability......................................     21

Article 16         Term and Termination...............................     22

         16.1      Term...............................................     22
         16.2      Termination Events ................................     22
         16.3      Termination by B&L.................................     23
         16.4      Effects of Termination.............................     23
         16.5      Survival...........................................     24

Article 17         Supply and Manufacture.............................     24

Article 18         Miscellaneous......................................     24

         18.1      Notices............................................     24
         18.2      Governing Law; Jurisdiction and Venue..............     26
         18.3      Limited Arbitration................................     26
         18.4      Waiver.............................................     26
         18.5      Enforceability.....................................     26
         18.6      Entire Agreement and Amendment.....................     27
         18.7      Independent Contractor.............................     27
         18.8      Headings...........................................     27
         18.9      Further Instruments................................     27
         18.10     Force Majeure......................................     27
         18.11     Counterparts.......................................     28
         18.12     Exhibits and Schedules.............................     28

Exhibits and Schedules
 A -- Patent Applications and Patents
 B -- Project Plan
 C -- Initial Members of the JDC
 D -- Form of Patent Assignment
1.16 -- Exceptions to the Licensed Patents


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                    COLLABORATION AND SALE/LICENSE AGREEMENT


         This Agreement is made as of this 4th day of August, 1997 by and between Bausch & Lomb Pharmaceuticals, Inc. ("B&L") and Symbollon Corporation ("Symbollon").

         Symbollon is the owner of certain proprietary technology relating to topical iodine. B&L has resources and expertise useful in the development and marketing of ocular pharmaceuticals. The parties wish to collaborate in a designated field on research and development of novel pharmaceutical agents which incorporate Symbollon's proprietary topical iodine technology, and B&L wishes to purchase a patent and obtain a license from Symbollon under Symbollon's proprietary technology for the manufacture, use and sale of products in such designated field, all on the terms and conditions set forth in this Agreement. Accordingly, the parties hereby agree as follows:


                             Article 1 - Definitions

         For purposes of this Agreement, the following capitalized terms shall have the following definitions:

         1.01 "Affiliate" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with a party through equity ownership, ability to elect directors or direct management and policies, or by virtue of a majority of overlapping directors, and shall include (a) any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with such party to the extent of fifty percent (50%) or more of the equity or voting shares, including shares owned beneficially by such party and
                  (b) each officer, director or partner of such party.

         1.02 "AADA" means an Abbreviated Antibiotic Drug Application filed with the FDA.

         1.03 "ANDA" means an Abbreviated  New Drug  Application  filed with the
FDA.

         1.04     "Collaborative    Project"   means   the    development    and
                  commercialization of the Products pursuant to this Agreement supervised and overseen by the JDC.

         1.05 "Drug Master File" means those files maintained from time to time by Symbollon with the FDA regarding its technology.

         1.06     "Effective Date" means the date first written above.


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         1.07     "Field"   means  the  topical   treatment   of  human   ocular
                  infections, inclusive of an eye scrub product which may be used in the periocular region to resolve conditions related to or arising from an ocular infection; provided that, prior to the first commercial sale of a Product, the Field may be permanently reduced in scope from time to time by the Joint Development Committee pursuant to Section 2.4, and after the first commercial sale of a Product, the Field may be further permanently reduced in scope from time to time pursuant to
                  Section 2.5.

         1.08 "FDA" means U.S. Food and Drug Administration or any successor entity thereto.

         1.09 "FDA Compliance Costs" means the reasonable out-of-pocket costs relating to the manufacturing facility incurred by B&L in connection with or as a result of FDA product approvals, inspections or compliance with FDA regulations, orders, directives or suggestions.

         1.10 "Generic" means any product in the Field approved by the FDA pursuant to an ANDA, AADA or an NDA (including a supplemental or amended NDA) which is a pharmaceutical equivalent, pharmaceutical alternative or therapeutic equivalent (each as defined by the FDA) to a Product.

         1.11 "Gross Profit" means Net Sales less cost of goods sold, as determined under generally accepted accounting principles.

         1.12 "IND" means an Investigational New Drug Application filed with the FDA.

         1.13 "Inventions" means all discoveries, inventions, concepts, ideas or intangible property, whether patentable or not, made, conceived, or reduced to practice in the course of or related to Product research and development performed pursuant to
                  Article 3.

         1.14 "Joint Development Committee" or "JDC" means a committee of officers, employees or consultants of Symbollon and B&L as described in Article 2 of this Agreement.

         1.15     "Joint Invention" has the meaning set forth in subsection
12.2(b).

         1.16 "Licensed Patents" means all of Symbollon's rights in and under patents and patent applications applicable to the Field and one or more valid claims of which covers any Product or method of using or manufacturing any Product, as follows: (a) the patents and patent applications listed in Exhibit A, as well as all patents issuing therefrom in which Symbollon has a property interest or under which Symbollon acquires license rights (except as disclosed on Schedule 1.16 attached hereto, Symbollon has the right and authority to license or sublicense, as the case may be, such property interests or license rights), (b) any patent or patent application covering an Invention or Joint Invention assigned to Symbollon pursuant to Section 12.2, (c) any other future iodine-based patent or patent application in which Symbollon acquires any property interest or license rights (but only to the extent such rights may by their terms be further assigned to B&L hereunder; provided that Symbollon agrees to exercise Reasonable Commercial Efforts to obtain the right to sublicense any license rights that may be acquired in the future), and (d) any divisions, continuations or continuations in part of the patents or patent applications set forth above or of the
                  Patent Rights, including any reissue, re-examination, re-registration or extension. Symbollon shall promptly notify B&L from time to time as new patent applications are filed or patents are issued which fall within the definition of Licensed Patents. Exhibit A shall be updated from time to time to reflect any Licensed Patents which arise following the date hereof, and to delete any patent rights, whether owned or licensed, which do not include one or more valid claims covering any Product or method of using any Product.


         1.17 "Manufacturing Costs" shall mean B&L's standard cost of manufacturing the Product, which shall include direct labor, direct and variable materials (including scrap), freight, variable overhead, an allocation of fixed overhead, and yield losses, plus or minus reasonable manufacturing variances; all determined in accordance with generally accepted accounting principles applied consistently and in accordance with existing and demonstrable B&L practices; but provided that, in determining such allocation, B&L shall use the lowest and most favorable method of allocation used by B&L for any proprietary product manufactured by B&L at its manufacturing facility (in volumes similar to the quantity of Product manufactured by B&L for Symbollon) exclusively for sale to, and distribution by, an unrelated third party.

         1.18 "NDA" means a New Drug Application filed with the FDA.

         1.19 "Net Sales" means the sum of all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by a party (and in the case of B&L, a third party sublicensee pursuant to Section 4.2(b)) or any of their Affiliates from persons or entities who are not Affiliates or (in the case of B&L, sublicensees pursuant to Section 4.2(b)) by reason of the sale, distribution or use of Product less, without duplication: (a) discounts and rebates, if any, actually given in the ordinary course of business, (b) credits or allowances, if any, actually given or made on account of price adjustments, returns, rejections, recalls or destruction of such Products, (c) any insurance and prepaid freight expenses actually incurred in connection with the shipment of such Products if included in the billed amount and (d) any sales, value-added or excise tax. "Net Sales" shall not be net of any amounts paid or deductions made for (y) commissions or fees paid to any person, whether they be with independent sales agencies, regularly employed by a party or its
                  Affiliates,   or   under   a   co-promotion   arrangement   as
                  contemplated under subsection 4.2(b) or (z) discounts or rebates, if any, actually allowed, if any such discount or rebate has been granted on any basis other than the purchase of Products. Any overpayment of royalties due to an allowable deduction for discounts under clause (a), above, applicable to periods for which royalties have already been paid may be credited against future royalty obligations.

         1.20 "Non-Orphan Drug Products" mean Product(s) developed and commercialized pursuant to this Agreement which do not qualify for "orphan drug" status (as defined by the FDA).

         1.21     "Orphan  Drug   Products"   mean   Product(s)   developed  and
                  commercialized pursuant to this Agreement which qualify for "orphan drug" status (as defined by the FDA).

         1.22 "Other Costs" shall mean in each case set forth in a reasonably detailed statement delivered to Symbollon by B&L with each invoice for Product manufactured and supplied by B&L to Symbollon: (i) a reasonable and customary allocation of FDA Compliance Costs pertaining to the Product; (ii) a reasonable and customary allocation as between B&L and Symbollon of any fees or royalties incurred by B&L to a unrelated third party related to the manufacture of the Product; and (iii) an allocation of B&L's direct cost of research and development and other technical services relating to the Product reasonably, necessarily and actually rendered, following FDA approval of the NDA for the Product.


         1.23 "Patent Rights" mean a United States patent number 5,639,481 issued June 17, 1997 entitled, "Method for the Therapeutic
                  Treatment of a Mammalian Eye Using an Admixed Composition Containing Free Molecular Iodine", identifying Jack H. Kessler and James C. Richards as the inventors, but excluding all continuations, continuation-in-parts, divisions and extensions, and excluding all foreign counterparts thereof.

         1.24 "Product" means any product in the Field which is based on the Patent Rights, the Licensed Patents, a Joint Invention owned by B&L or Proprietary Information of Symbollon.

         1.25 "Project Plan" means the written plan (initially to be developed by the parties within sixty (60) days of the date of this Agreement and attached hereto as Exhibit B, as the same may be revised in writing from time to time pursuant to
                  Section 2.2.) for the research and development of Products which sets forth (a) the research and development work to be performed by the respective parties, (b) the schedule of agreed upon milestones and completion of such work, and (c) an annualized budget.

         1.26 "Proprietary Information" means all technical information, data, techniques, knowledge, skill, know-how, experience, trade secrets, developments, formulae, processes, materials and other information of a party which is disclosed or transferred from one party to the other or developed in the course of performance under, or during the term of, this Agreement, including by way of illustration and not limitation, designs, drawings, documents, models and other similar information and shall include Inventions and Joint Inventions. "Proprietary Information" shall not include any of the foregoing that are (i) in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosures; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any improper inaction or action of a party under an obligation of confidentiality; or (iii) lawfully obtained by the receiving party from sources independent of the disclosing party, which sources have a lawful right to disclose such information. Nothing herein shall in any way affect the rights of an Affiliate to claim a trade secret independently developed by such Affiliate without in any way relying on or having knowledge of any relevant Proprietary Information covered by this Agreement.

         1.27 "Reasonable Commercial Efforts" means efforts no less diligent than either party customarily exercises under similar circumstances of its own consistent with good business judgment, or if no prior similar circumstances have occurred, then such efforts should be commercially reasonable in light of existing circumstances and consistent with good business judgment.

         1.28     "Regulatory Approvals" has the meaning set forth in Article 5.

         1.29     "Regulatory Filings" has the meaning set forth in Article 5.

         1.30 "Right of First Negotiation" shall mean B&L's exclusive option to negotiation for rights as specified herein. Such option may be exercised by B&L by providing written notice to Symbollon prior to expiration of such option. If such written notice is timely provided, then the parties agree to negotiate in good faith for a period of three months a definitive agreement for the rights covered by such option. If the parties are not able to execute a definitive agreement for the relevant rights within such three-month period, then for a period of twelve
                  (12) months following such three-month period Symbollon agrees not to execute an agreement covering the relevant rights with a third party on terms more or as favorable as those last offered thereunder without B&L's prior written consent.

         1.31 "Territory" means the United States, including its territories, possessions and military bases outside the United States. Further, on a Product by Product basis, the Territory shall include Canada, if within one (1) year of the first commercial sales of any Product, B&L initiates commercial sales of the Product in Canada.

                   1.32 "Warehousing Costs" shall mean B&L's direct warehousing costs of Product purchased by Symbollon and raw materials held by B&L to produce such Product, including labor, freight, inventory write-offs due to such Product or raw materials expiration and costs associated with destroying expired Product or raw materials, plus normal and customary allocable warehousing overhead costs; all determined in accordance with generally accepted accounting principles applied consistently and in accordance with existing and demonstrable B&L practices; but provided that, in determining such allocation, B&L shall use the lowest and most favorable method of allocation used by B&L for any proprietary product stored by B&L at its manufacturing facility for sale to, and distribution by, an unrelated third party.



                     Article 2 - Joint Development Committee

         2.1 Formation. The Joint Development Committee will be comprised of five (5) members with three (3) being appointed and replaced by B&L and two (2) being appointed and replaced by Symbollon. The initial members of the JDC are set forth on Exhibit C. Any changes to the size of the JDC must be unanimously agreed upon by that committee. Meetings of the JDC may be held so long as at least one (1) representative of each party is present. The JDC will meet at least once per fiscal quarter. Such meetings will be telephonic meetings, or will alternate at B&L's or Symbollon's headquarters, or as otherwise agreed by the parties. A chair of the JDC will be appointed alternately by B&L and Symbollon to six-month terms.

         2.2 Responsibilities. Each party will report to the JDC regularly on its progress with respect to its respective work assignments under the Project Plan. The JDC shall supervise and oversee the development and commercialization of the Products (the "Collaborative Project"). Without limitation, the JDC shall be responsible for (i) approving the product definitions; (ii) coordinating the research and development activities with respect to the Collaborative Project;
(iii) approving modifications and updates to the Project Plan for the implementation of the Collaborative Project; (iv) monitoring performance and expenditures under the Collaborative Project in relation to the Project Plan;
(v) appointing the party or parties to conduct the clinical development and testing of the Products and the filing of any IND therefor in the Territory; and
(vi) the determination of which party or parties shall perform any task required under the Collaborative Project not otherwise assigned hereunder.

         2.3 Disagreements. If the members of the JDC are unable to reach unanimous agreement on a matter, the top executive officer of each party will confer as soon as reasonably practicable to thoroughly consider such matter, and each use his Reasonable Commercial Efforts to effect resolution. Should such conference not resolve the disagreement, subject to the provisions of Sections
2.5 and any other contract provisions to the contrary, B&L will, in good faith, make the final decision to accept or to reject such proposed resolution, provided that, in no event shall the Project Plan be revised without the mutual agreement of B&L and Symbollon with respect to (a) any matter which conflicts with a provision specifically set forth in this Agreement and (b) the research and development work to be performed by Symbollon.

         2.4 Market Opportunity Prior to First Commercial Sale. Prior to the first commercial sale of a Product, if Symbollon reasonably believes that the Collaborative Project is not addressing the full market opportunity within the Field, then Symbollon may request the JDC to address its concerns regarding Product development and/or commercialization. Should the JDC decide that certain Product opportunities in the Field are not being pursued, then the Field shall thereafter be reduced in scope to exclude such Product opportunities. Section
2.3 shall govern if the JDC can not reach unanimous agreement on this matter. As part of the determination of whether the full market opportunity within the Field is being addressed, consideration should be given to present development efforts, planned future development efforts, any other iodine-based products under development or commercialization by B&L pursuant to Article 10, and a commercially reasonable level of resource commitment by B&L to development of Products pursuant to this Agreement.

         2.5 Market Opportunity After First Commercial Sale. After the first commercial sale of a Product, if Symbollon reasonably believes that the Collaborative Project is not addressing the full market opportunity within the Field, then Symbollon may request the JDC to address its concerns regarding Product development and/or commercialization. Should the JDC decide that certain Product opportunities in the Field are not being pursued, then the Field shall thereafter be reduced in scope to exclude such Product opportunities. If the members of the JDC are unable to reach unanimous agreement on a matter, the top executive officer of each party will confer as soon as reasonably practicable to thoroughly consider such matter, and each use his commercially reasonable efforts to effect resolution. Should such conference not resolve the disagreement, then the parties agree to submit this matter to arbitration pursuant to Section 18.3. The arbitration process shall take into consideration any valid business or economic considerations the parties may present in defense of their position, including possible encroachment by any such new Product opportunity of an existing or planned Product developed, or being developed, pursuant to this Agreement. As part of the determination of whether the full market opportunity within the Field is being addressed, consideration should be given to present development efforts, planned future development efforts, any other iodine-based products under development or commercialization by B&L pursuant to Article 10, and a commercially reasonable level of resource commitment by B&L to development of Products pursuant to this Agreement.


                  Article 3 - Research and Development Efforts

         3.1 Efforts. Each party will perform its respective research and development efforts as initially set forth in the Project Plan. It is the parties' intent that (a) B&L will be primarily responsible for taking all steps necessary to commercialize Products in the Territory, including, without limitation, formulating Products, conducting animal studies and clinical trials, making all Regulatory Filings, identifying manufacturing processes, and otherwise commercializing Products, and (b) Symbollon will actively consult with B&L and be available to assist in Product formulations, as reasonably requested by B&L.

         3.2 Funding. B&L will (a) bear all of its own costs and expenses incurred in connection with its performance under the Project Plan and (b) should B&L request any assistance from Symbollon, pay Symbollon for its work under the Project Plan at the rates of [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.], plus reimbursement for all materials and third party costs reasonably incurred by Symbollon in accordance with the following: (i) on the Effective Date (with respect to the first partial fiscal quarter during the term of this Agreement) and, thereafter, on or before the first day of each fiscal quarter, B&L shall deliver to Symbollon a purchase order setting forth B&L's and Symbollon's mutually agreed estimate of the work hours and materials required under the Project Plan for completion of Symbollon's assigned work for such quarter, together with the payment to Symbollon therefor, (ii) as each fiscal quarter progresses, Symbollon shall issue an invoice to B&L, if its hours and/or costs exceed the purchase order amounts previously paid to it at the beginning of such fiscal quarter, and B&L shall pay Symbollon the amount of such excess within thirty (30) days of receipt from Symbollon of an invoice therefor, and (iii) on or before the end of each fiscal quarter, Symbollon shall notify B&L of any excess payment for such quarter, and any excess shall be credited against the amounts due under the next fiscal quarter's purchase order. Symbollon shall provide B&L with monthly summaries of its time and expenses incurred hereunder and an estimated projection of its time and expenses for the next month. Notwithstanding the above, Symbollon shall not charge B&L for (i) any time and expenses associated with Symbollon's participation in the JDC, (ii) any time incurred by Dr. Jack H. Kessler and (iii) any time associated with the initial technical meetings between the parties' staffs after the signing of this Agreement. Any dispute relating to Symbollon's invoices which can not be decided by good faith negotiations between the parties, shall be resolved by arbitration pursuant to Section 18.3.

         3.3 Sharing of Information. B&L and Symbollon will take reasonable efforts to make available and disclose to each other all information known by B&L and Symbollon concerning the Field as of the Effective Date and at any time during the term of this Agreement which relates to Product development. Except as otherwise provided herein, the parties agree that neither party shall share any of the other party's Proprietary Information with any third party or any of its Affiliates, except certain employees serving staff service functions (i.e. chief medical officer, legal, etc.), and consultants and advisors, subject to confidentiality obligations. All Inventions made by B&L pertaining to iodine or by Symbollon pertaining to the Field will be promptly disclosed to the other, it being understood that the obligation to disclose will have no bearing on the issue of ownership of such discoveries or inventions. Prior to each meeting of the JDC, each party will deliver to the other a verbal or written report presenting a meaningful summary of research done by that party to date under this Agreement. Each party will make regular presentations to the other of its research through the JDC to inform the other party of research done under this Agreement. Each party will provide the other with raw data in original form or a photocopy thereof for any and all work carried out in the course of the Product research, development and commercialization as reasonably requested by the other party.

         3.4 Material Samples. All materials believed by either party to be useful in the design of Products and prepared by such party in the course of any of its research under this Agreement will be discussed with the other party and samples of such materials will be submitted to the other party upon request.


                             Article 4 - B&L License

         4.1 Basic Grant. Subject to the terms and conditions of this Agreement, Symbollon grants to B&L a sole and exclusive license under the Licensed Patents and Symbollon's Proprietary Information relating to iodine to make, have made on behalf of B&L, use, offer to sell, sell and import Products in the Territory for use in the Field, with the right to grant sublicenses limited to co-promotion or co-marketing arrangements pursuant to Section 4.2(b).

         4.2      Specific Limitations.

                  (a) Off-Label Use. B&L shall, without limitation, (i) promote any Product only to wholesale and retail distribution channels and physicians or other medical practitioners for use within the Field (expressly including physicians who treat outpatients within hospital-based clinics, departments, residency programs, physician offices, and managed care systems), (ii) not promote any Product through distribution channels servicing only the market(s) for applications outside the Field, and (iii) not promote, either directly or indirectly, the use of any Product for any applications outside the Field.

                  (b) Co-Promotion. B&L will discuss with Symbollon any opportunity to enter into an arrangement, be it in the form of a joint venture, sublicense or otherwise, with a third party pursuant to which B&L and such third party would co-promote or co-market any Product(s). After such discussion and giving due consideration to any concerns of Symbollon, B&L may enter a co-promotional or co-marketing arrangement, provided that, any such co-promotional or co-marketing agreement, be it in the form of a joint venture, sublicense or otherwise, shall include provisions requiring (a) compliance by the third party with all of the terms and conditions set forth in this Agreement, (b) that a copy of the true and complete agreement and all amendments thereto be delivered to Symbollon upon execution thereof, and (c) that Symbollon shall receive one-half of (i) any and all amounts received and (ii) all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by B&L or its Affiliates directly or indirectly in or from such third party to such co-promotional or co-marketing agreement, be it in the form of a joint venture, sublicense or otherwise; provided, that amounts received as Net Sales, or advances thereon, shall be excluded. As contemplated in the definition of "Net Sales", it is the parties' intent that any and all consideration paid to or incurred by any joint venture, third party sublicensee or other form of entity which is selling Product(s) hereunder shall be at the sole cost and expense of B&L or such co-promoter or co-marketer, as the case may be, and shall not result in any reduction of the royalty due to Symbollon under this Agreement. To the extent any payment is made by B&L to Symbollon pursuant to this
         Section 4.2(b) which relates to an advance of a royalty, then no payment shall be made by B&L to Symbollon on the corresponding future credit against royalties of such advance.

         4.3 Symbollon Retained Rights. Subject to Sections 4.4 and 4.5, Symbollon shall be free to pursue the research, development, manufacture and distribution of any product which incorporates Symbollon's proprietary iodine technology, independently or in cooperation with a third party, in any way whatsoever outside of the exclusive license granted to B&L.

         4.4 Otic Infections. B&L shall have a Right of First Negotiation to include within the Field the topical treatment of human otic infections in the Territory for a period of twenty-four (24) months after the Effective Date.

         4.5 Rest of World. B&L shall have a Right of First Negotiation for rights in the Field outside the Territory for a period of thirty-six (36) months after the Effective Date.

         4.6 Recording. B&L shall have the right to index a summary of this Agreement acceptable to both parties in the assignment records of the U.S. Patent and Trademark office.

               Article 5 - Clinical Trials and Regulatory Filings

         B&L shall, at its sole cost and expense, conduct all clinical trials for Products in the Territory. Symbollon will cooperate with B&L in the conduct of any such clinical trials. B&L shall, at its sole cost and expense, secure any and all licenses, permits, approvals and other authorizations (the "Regulatory Approvals") needed to commercialize Products in the Territory. Subject to termination of this Agreement by Symbollon pursuant to Section 16.2 or by B&L pursuant to Section 16.3, all submissions and regulatory filings, including, without limitation, all documents, data and other information forming a part thereof (the "Regulatory Filings"), made by or on behalf of B&L in order to gain the Regulatory Approvals, and the Regulatory Approvals themselves, shall be owned and maintained by B&L at its sole cost and expense. Upon termination of this Agreement by Symbollon pursuant to Section 16.2 or by B&L pursuant to
Section 16.3, all Regulatory Filings and Regulatory Approvals, subject to B&L's right to maintain the confidentiality of its manufacturing know-how that constitutes Proprietary Information, shall be transferred to Symbollon to be maintained thereafter at Symbollon's sole cost and expense. B&L grants to Symbollon, and/or its sublicensee(s), at no cost (except as stated in Article 8) the right of full access to, use of, reliance on and reference to the Regulatory Approvals and the Regulatory Filings. B&L shall take all legally available measures, including, without limitation, providing waivers of confidentiality to Symbollon, and/or its sublicensee(s), at the time of filing any Regulatory Filings and thereafter to secure for Symbollon, and/or its sublicensee(s), rights equal to B&L's rights of access, use, reliance and reference to the Regulatory Approvals and Regulatory Filings, subject to B&L's right to maintain the confidentiality of its manufacturing know-how. Symbollon shall be allowed to place any data or other information contained in the Regulatory Filings in its Drug Master File, subject to B&L's right to maintain the confidentiality of its manufacturing know-how. Copies of all documents, data or other information (including all minutes of meetings held or memoranda of conversations with) filed with, or received from, any regulatory agency pursuant to the terms of this Article 5 shall be provided to Symbollon when filed with, or received from, any such agency. Symbollon agrees to use its Reasonable Commercial Efforts to provide B&L with equivalent rights from any other licensee of Symbollon's intellectual property.


                           Article 6 - Sale of Patent

         6.1 Transfer of Patent Rights. Subject to the terms and conditions of this Agreement, on the Effective Date Symbollon shall assign all right, title and interest in the Patent Rights to B&L by executing and delivering to B&L the patent assignment in the form attached hereto as Exhibit D. Symbollon agrees to execute any and all documents necessary to effectuate such transfer of the Patent Rights to B&L.

         6.2 Installment Sale Payments. In partial consideration of the transfer of all right, title and interest in the Patent Rights to B&L hereunder, B&L will pay the following amounts to Symbollon:

                  (a) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the execution of this Agreement; plus

                  (b) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the twelve (12) month anniversary of the Effective Date or (ii) ten (10) days after the first filing of an IND for any indication of a Product; plus

                  (c) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the twenty-four (24) month anniversary of the Effective Date, (ii) ten (10) days after the completion of a Phase I clinical trial of a Product signified by the submission of the Phase I data to FDA, or (iii) ten (10) days after the enrollment of a first patient in a Phase I/II or Phase II clinical trial of a Product; plus

                  (d) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the thirty-six (36) month anniversary of the Effective Date, (ii) ten (10) days after the completion of a Phase II clinical trial of a Product signified by the submission of the Phase II data to FDA, or (iii) ten (10) days after the enrollment of a first patient in a Phase II/III or Phase III clinical trial of a Product; plus

                  (e) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the forty-eight (48) month anniversary of the Effective Date or (ii) ten (10) days after the enrollment of a first patient in a Phase III or Phase II/III clinical trial of a Product; plus

                  (f) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the seventy-two (72) month anniversary of the Effective Date or (ii) ten (10) days after the first filing of an NDA for any indication of a Product; plus

                  (g) [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] upon the earlier of (i) the eighty-four (84) month anniversary of the Effective Date or (ii) ten (10) days after the first approval to market by the FDA of a Product which approval is for any indication(s).

It is the parties intent that multiple payments will be made by B&L if two or more milestones occur simultaneously.

         6.3 Orphan Drug Products. To the extent that B&L pursues the development and commercialization of Orphan Drug Product(s) in parallel with the development and commercialization of Non-Orphan Drug Product(s) which requires FDA's approval to market, the parties agree that the installment sale payments in Section 6.2 shall be governed by the development and commercialization activities relating to the Non-Orphan Drug Product(s). Notwithstanding the above, on each anniversary of the Effective Date after the first commercial sale of an Orphan Drug Product the then aggregate future unpaid installment sale payments shall be paid by B&L to Symbollon in accordance with the following: the sum of (i) the aggregate future unpaid installment sale payments less any portion of such installment sales payments previously paid pursuant to this
Section 6.3 multiplied by (ii) the aggregate Net Sales relating to off-label uses of the Orphan Drug Product(s) divided by [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]. B&L's obligation to accelerate the payment of installment sale payments in this Section 6.3 shall not in any way be construed to delay B&L's obligation to make installment sale payments in accordance with any other Section of this Agreement.

         6.4 Cosmetic Eye Scrub Product. To the extent that B&L pursues the development and commercialization of a Product which is sold as an eye scrub and does not require FDA's approval to market the parties agree that the development and commercialization activities relating to such a non-regulated eye scrub Product will not accelerate B&L's obligation to make the installment sale payments in Section 6.2, as and if required, in accordance with any other Section of this Agreement.

         6.5 Negative Covenants. Except as otherwise permitted herein, without Symbollon's prior written consent which shall not be unreasonably withheld, B&L shall not, directly or indirectly, sell, transfer or assign the Patent Rights or any interest therein except in conjunction with an assignment of this Agreement pursuant to Article 15, and B&L shall not, directly or indirectly, create, incur, assume or suffer to exist any lien, security interest or encumbrance of any nature on the Patent Rights other than as may be incurred (and removed) in the ordinary course of business.

                              Article 7 - Royalties

         7.1 Royalties. In addition to all other amounts due hereunder, B&L will pay Symbollon with respect to each calendar quarter a royalty equal to [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of Net Sales of Products during such quarter. Such royalties shall be payable as prescribed in Article 9. Notwithstanding anything in this Agreement to the contrary, if (i) a Product is not at any time covered by a valid claim under the Patent Rights, the Licensed Patents or a patented Joint Invention and (ii) a Generic to such Product is being lawfully sold in the Territory by third party apart from the license granted pursuant to this Agreement (and such Generic is not being sold in contravention of any governmental, judicial or private regulatory rules, regulations, laws, orders or judgments in effect in the Territory), B&L shall have the right to sell a Generic to such Product in the Territory royalty free; provided that the original Product sold by B&L shall remain subject the above referenced royalty.

         7.2 Sublicense Fees. In addition to all other amounts due hereunder, B&L will reimburse Symbollon with respect to each calendar quarter for [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of any amounts that Symbollon is required to pay to any third party due to B&L's sublicense of such third party's patent rights during such quarter; provided that if, on a product-by-product basis, the amount that Symbollon is required to pay (less any amounts reimbursed by B&L) third parties due to B&L's sublicense of such third parties' patent rights during such quarter exceeds [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of the royalties that B&L is required to pay Symbollon for such quarter pursuant to
Section 7.1, then, in addition to the amount determined above that B&L will reimburse Symbollon, B&L will also reimburse Symbollon for the amount by which such third parties' payments exceeds [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of the royalties that B&L is required to pay Symbollon for such quarter pursuant to Section 7.1. If B&L and Symbollon mutually agree, which agreement shall not be unreasonably withheld, to license any additional third party Proprietary Information related to a Product's composition of matter (excluding packaging), then any and all amounts due with respect to such license (regardless of which party is responsible for payment of such amounts) shall be governed by this
Section 7.2.

         7.3 Overall Value. Because Symbollon's Proprietary Information is an integral part of the license granted to B&L under this Agreement, precise apportionment of royalties and other considerations with respect to the Patent Rights, the Licensed Patents and Symbollon's Proprietary Information is impossible. Accordingly, royalties and other consideration have been agreed upon as set forth herein.


            Article 8 - Symbollon Sale of Products Outside Territory

         If Symbollon sells Products and/or any other product(s) which incorporate and/or rely on a Joint Invention and/or B&L's Regulatory Filings or Regulatory Approvals outside the Territory, either directly or in conjunction with a third party, Symbollon shall pay B&L with respect to each calendar quarter a royalty equal to [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of (i) the amount received by Symbollon from the Gross Profits of such Products(s) or product(s) and, without duplication, (ii) all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by Symbollon by reason of the sale, license, distribution or use of such Product(s) or product(s), in each case during such quarter and subject to the following limitations: (a) for purposes of calculating the preceding royalty amount no royalties shall be paid on any moneys paid to Symbollon by a third party expressly intended for the additional direct formulation and/or technical development, nor on any manufacturing costs of Product(s) or product(s) and (b) in no event shall Symbollon's royalty payments owed under this Article 8 exceed [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] in the aggregate.

                              Article 9 - Payments

         9.1 Timing of Royalty Payments. Royalties payable under Section 7.1 and
Article 8 will be paid without deduction, counterclaim or set-off not later than forty-five (45) calendar days following the end of each calendar quarter and each such payment shall be accompanied by a report in writing showing the calendar quarter for which such payment applies, the applicable Net Sales for the calendar quarter, the calculations used to compute said amounts, including the quantity and description of the Product(s) (and/or products), and the royalties due on such Net Sales.

         9.2 Records of Net Sales. Each party shall keep and cause its Affiliates and permitted sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either the other party's auditor(s) or an independent certified accountant selected by such party, except one to whom the party whose records are being inspected has a reasonable objection, for the purpose of verifying the amount of payments due and payable. Such auditor(s) or independent certified accountant shall keep confidential (under written obligation of confidentiality reasonably acceptable to the other party) any information obtained during such examination and shall report to the party auditing such records only that information required to be provided hereunder. Said right of inspection may be exercised not more than once in any calendar year, but will exist for three (3) years from the date of origination of any such record, and this requirement and right of inspection shall survive any termination of this Agreement. The inspecting party shall be responsible for all expenses of its auditor(s) or independent accountants associated with such inspection. However, in the event that such inspection reveals an underpayment of amounts due hereunder in excess of ten percent (10%), then said inspection shall be at the expense of the party whose records are being inspected and the amount of such underpayment shall bear interest at the rate of ten percent (10%) annually, commencing on the date the obligation to pay such underpayment initially accrued hereunder. If such inspection reveals an overpayment hereunder, the parties shall credit such overpayment against the next payment due hereunder.

         9.3 Payments. Any payments to be made by one party to the other under this Agreement will be paid in U.S. dollars at a rate of exchange as of the last business day of the period to which such payment applies as quoted in the Wall Street Journal or an equivalent published rate as agreed by the parties.

                   Article 10 - B&L's Exclusivity Obligations

         During the term of this Agreement, B&L will not directly or indirectly research, develop and/or commercialize iodine-based products for use in the Field except with Symbollon pursuant to this Agreement; provided, that B&L may further develop and commercialize iodine-based products not covered by this Agreement which are developed by an existing Affiliate of B&L, so long as prior written notice is provided by B&L to Symbollon of such iodine-based product development and commercialization efforts. Furthermore, nothing herein shall prohibit existing Affiliates of B&L from developing and/or commercializing iodine-based products not covered by this Agreement. After B&L has made the payments required pursuant to Section 6.2(a) through (g), B&L may develop and/or commercialize iodine-based products for use in the Field not covered by this Agreement which are based on technology in-licensed by B&L from an unrelated third party. If B&L decides to in-license an unrelated third party's technology to develop and/or commercialize iodine-based products for use in the Field, B&L will provide Symbollon will prior written notice of such action. If B&L commercializes an iodine-based product for use in the Field not covered by this Agreement which is based on technology in-licensed by B&L from an unrelated third party, Symbollon will, in its sole discretion, have the right to terminate this Agreement either in whole or in part (by reducing the scope of the Field on a Product by Product basis), and such termination shall be deemed to be by Symbollon pursuant to Section 16.2 for purposes of this Agreement.


                  Article 11 - Confidentiality and Publications

         11.1 Proprietary Information. All Proprietary Information which is disclosed by one party to the other during the term of this Agreement shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

         (a)      with regard to  Inventions  assigned to Symbollon  pursuant to
                  Section 12.2(a) and Joint Inventions, is necessary to be disclosed by Symbollon to agents, consultants and/or other third parties for the research, development and/or marketing of products, which entities first agree in writing to be bound by the confidentiality obligations contained in this Agreement, or
         (b) is required to be disclosed to governmental agencies in order to gain approval to sell Products, or
         (c) is necessary to be disclosed to agents, consultants and/or other third parties for the research, development and/or marketing of Products, which entities first agree in writing to be bound by the confidentiality obligations contained in this Agreement.

The confidentiality obligations of the parties hereunder shall continue in full force and effect for a period of five (5) years following the termination of this Agreement.

         11.2 Joint Disclosures. B&L and Symbollon will jointly discuss and agree on the release of any statement to the public regarding the execution and the subject matter of this Agreement, the details of research to be conducted under this Agreement, or any other material term of this Agreement, subject in each case to disclosure otherwise required by law or regulation, including applicable securities laws.


                 Article 12 - Ownership of Intellectual Property

         12.1 General Intent. In furtherance of the research and development work to be conducted pursuant to the Project Plan and subject to the terms set forth herein, the parties will exchange Proprietary Information. Except as expressly set forth herein, no licenses or other transfers of ownership are granted under this Agreement, and each party shall retain all right, title and interest to its Proprietary Information.

         12.2 New Inventions. All Inventions which are made, or acquired, by B&L during the term of this Agreement will be owned as follows:

         (a) Inventions by B&L. Any Invention made by B&L during the term of this Agreement shall be owned by and assigned to Symbollon if, and only if, such Invention pertains to (i) any multi-part system which forms a composition containing from 5 to in excess of 300 ppm of diatomic iodine (I2), or (ii) the use of excipients used in combination with such compositions that modify the properties of said compositions including, by way of example, decolorizers, reducing agents, sequestrants, potentiators or viscosifiers; provided, that any Invention related solely to technology acquired by B&L from an unrelated third party, other than Symbollon, shall not be included. Any and all such Inventions will be included within the license granted to B&L pursuant to Section 4.1.

         (b) Joint Inventions. Any Invention which is made by B&L's personnel in conjunction with Symbollon's personnel and not covered by subsection (a) of this Section 12.2 (a "Joint Invention") shall be owned by and assigned to (i) Symbollon, if, and only if, such Invention pertains to iodine, and any and all such Inventions will be included within the license granted to B&L pursuant to Section 4.1 or (ii) B&L, if, and only if, such Invention pertains to any Joint Invention not covered by the preceding clause (i).

         12.3 Symbollon's Rights in B&L's Joint Inventions. B&L hereby grants Symbollon a permanent, exclusive license (which license shall survive any termination of this Agreement) to practice under the Patent Rights transferred to B&L pursuant to Section 6.1 and to make, use and sell products utilizing such Patent Rights outside the Field subject to Sections 4.4 and 4.5 on a royalty-free basis. Further, B&L hereby grants Symbollon a permanent, non-exclusive license (which license shall survive any termination of this Agreement) to practice any Joint Invention owned by B&L and to make, use and sell products utilizing any such Joint Invention outside the exclusive license granted to B&L hereunder for all other applications (excluding contact lens care) on a royalty-free basis. In addition, B&L agrees to disclose and hereby grants a permanent, non-exclusive, license to Symbollon to practice any patented invention (including any Invention) of B&L relating to a method of dispensing iodine compositions developed or acquired by B&L during the term of this Agreement outside the Field (as defined on the Effective Date), excluding contact lens care, in the Territory and for any application outside the Territory for a royalty of [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.] of Net Sales of products received by Symbollon or its sublicensees incorporating such invention.

         12.4 License Upon Termination. In the event this Agreement is terminated by B&L for cause pursuant to Section 16.2, Symbollon hereby grants B&L a fully paid-up, permanent, non-exclusive license to practice under any Invention covered by Section 12.2(a) or Joint Invention covered by Section 12.2(b) owned by Symbollon and to make, use and sell products utilizing any such Invention covered by Section 12.2(a) or Joint Invention covered by Section 12.2(b) in the Field in the Territory.

         12.5 Patent Applications. Each party shall have the right, in its sole discretion, and at its sole expense, to file, prosecute and maintain patent applications and the patents relating thereto with respect to Inventions owned by it. During the term of this Agreement, each party will notify the other before it files any patent application that makes claims within the Field. Each party shall cooperate with the other to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections relating to an Invention referred to in Section 12.2.

         12.6 Disputes. Any dispute relating to the ownership of Inventions or any other issue relating to a party's rights or obligations under this Article 12 which can not be decided by good faith negotiations between the parties, shall be resolved by arbitration pursuant to Section 18.3.


                Article 13 - Warranties/Indemnification/Insurance

         13.1 Representations and Warranties. Each party represents and warrants to the other that (a) it has the full right, power and authority to execute, deliver and perform this Agreement, and (b) the terms of this Agreement do not conflict with any other agreement, order or judgment to which such party is a party or by which it is bound. Symbollon represents and warrants to B&L that, to the best of its knowledge as of the Effective Date, there are no third parties who are infringing the Patent Rights or the Licensed Patents existing as of the Effective Date; the practice of the Patent Rights, the Licensed Patents and/or Symbollon's Proprietary Information in the Territory does not infringe any rights of third parties; and Symbollon has prosecuted all patent applications within the Patent Rights in good faith and has no reason to believe that any claims within the Patent Rights and the Licensed Patents would be invalid.

         13.2. Disclaimer. No license is granted except as expressly provided herein, and no license in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise. EXCEPT AS OTHERWISE PROVIDED HEREIN, SYMBOLLON DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS OR THE LICENSED PATENTS AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE PATENT RIGHTS OR THE LICENSED PATENTS.


         13.3     Additional Covenants.

                  (a) B&L. B&L covenants and agrees with Symbollon that (a) B&L shall take all Reasonable Commercial Efforts within its control to develop and commercialize Products, (b) all Products manufactured by B&L shall conform to applicable Regulatory Approvals and Good Manufacturing Practices of the FDA, (c) B&L shall exert its Reasonable Commercial Efforts to manufacture, promote, sell and distribute each and every Product which receives Regulatory Approval for marketing in the Territory, and (d) B&L shall take all Reasonable Commercial Efforts within its control to prohibit use of any Product for any application outside the Field.

                  (b) Symbollon. Symbollon covenants and agrees with B&L that Symbollon shall take all Reasonable Commercial Efforts within its control (including requiring its licensee(s) to so agree) to prohibit use of any of its products in the Territory for any application inside the Field.

         13.4 Indemnification. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees and agents and their respective successors, heirs and assigns (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments relating to, or arising out of (a) any breach of the indemnifying party's representations, warranties, agreements or covenants in this Agreement, including without limitation the confidentiality obligations set forth in
Article 11, and (b) any other activities to be carried out by the indemnifying party, its Affiliate(s) or agents under this Agreement (including, without limitation, with respect to B&L, the design, clinical testing, production, manufacture, sale, use, release or promotion by B&L or by any Affiliate or agent of B&L, of any Product or process or service relating thereto).

         13.5 Insurance. At all such times as any Product is being tested, distributed or sold by B&L or any Affiliate, sublicensees or agents of B&L, B&L shall, at its sole cost and expense, procure and maintain policies of product liability insurance in such scope and coverage consistent with commercially reasonable practices normally exercised under similar circumstances consistent with good business judgment. B&L shall provide Symbollon with written notice of such insurance coverage upon request by Symbollon. B&L shall provide Symbollon with written notice immediately upon receipt by B&L of notice of any pending cancellation, non-renewal or material change in such insurance, and shall obtain replacement insurance providing comparable coverage prior to any such cancellation, non-renewal or material change. B&L shall maintain such product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Product or process or service relating thereto is being tested, distributed or sold by B&L or by any Affiliate, sublicensee or agent of B&L and (b) a reasonable period after the period referred to in the preceding clause (a).

         13.6 Additional Indemnification Obligations. In the event any action is commenced or claim made or threatened against one or more of the Indemnitees as to which a party to this Agreement may be obligated to indemnify it or them or hold it or them harmless, such Indemnitee(s) shall promptly notify such party of such event. Such party shall assume the defense of, and may settle (with the applicable Indemnitee's consent, such consent not to be unreasonably withheld), with counsel of its own choice (reasonably acceptable to the other party to this Agreement and the applicable Indemnitee(s)) and at its sole expense such claim or action. Any Indemnitee may participate in the defense of any such claim or action with counsel of its own choice at its own expense. No party shall be liable to the other party or other Indemnitee(s) on account of any settlement of any such claim or action effected without its prior written consent, which shall not be unreasonably withheld. Notwithstanding any provision herein to the contrary, B&L shall take no action relating to, and Symbollon may withhold its consent in its sole discretion to, the settlement of any matter which may affect the Patent Rights, the Licensed Patents or Symbollon's Proprietary Information; provided that if Symbollon withholds its consent, then Symbollon agrees to share thereafter 50/50 in any subsequent expenses attributable to such claims made or settlement paid by B&L, including without limitation fees paid to outside counsel or a consultant, and reasonable travel expenses, but not including any part of any salary of any employee of B&L.

                    Article 14 - Infringement and Trademarks

         14.1 Notice of Infringement. Each party shall promptly notify the other in writing of any infringement of a patent within the Patent Rights or the Licensed Patents of which they become aware in the Field. During the term of this Agreement, Symbollon shall have the first right at its expense to institute and control all actions brought for infringement of the Patent Rights or the Licensed Patents when, in Symbollon's sole judgment, such action may be reasonably necessary, proper and justified. In the event Symbollon declines within ninety (90) days of its receipt of such notice of infringement to either
(a) cause infringement to cease or (b) initiate legal proceedings against the infringer, B&L may upon notice to Symbollon initiate legal proceedings against the infringer in the Field in the Territory at B&L's expense.

         14.2 Control, Cost and Cooperation in Infringement Actions. In the event either party shall initiate or carry on legal proceedings to enforce the Patent Rights or the Licensed Patents covered by this Article 14, the other party shall be offered at the outset of such proceedings an opportunity to share 50/50 in all related expenses of such proceedings, including without limitation fees paid to outside counsel or a consultant, and reasonable travel expenses, but not including any part of any salary of any employee of such party. In the event either party shall initiate or carry on legal proceedings to enforce the Patent Rights or the Licensed Patents against an alleged infringer, the other party shall fully cooperate with, and supply all reasonable assistance requested by, the party initiating or carrying on such proceedings. The party that institutes any suit to protect or enforce the Patent Rights or the Licensed Patents shall have control of that suit, subject to the rights of the other party to be kept informed of all material decisions relating to such suit prior to their implementation, and shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section. Notwithstanding any provision herein to the contrary,
(a) legal proceedings initiated or carried on by B&L shall be in B&L's name, provided that Symbollon shall permit proceedings to be brought and maintained in its name or shall permit Symbollon to be joined as a party to an action if required by law and (b) in no event shall there be a settlement of an infringement action relating to the Patent Rights or the Licensed Patents without the prior written consent of Symbollon, which consent shall not be unreasonably withheld.

         14.3 Recoveries Against Infringer. Any recovery obtained by either party as the result of legal proceedings covered by this Article 14 to enforce the Patent Rights or the Licensed Patents in the Field in the Territory against an alleged infringer, whether obtained by settlement or otherwise, shall allocated between the parties in accordance with their sharing of the expenses of such proceedings.

         14.4 Trademarks. During the term of this Agreement, B&L shall have the right to promote and sell Products under the license granted to it pursuant to
Section 4.1 under trademarks selected by B&L, which trademarks shall be and remain, subject to Section 16.4, the property of B&L. Symbollon agrees not to register and own any such trademarks outside the Territory.


                           Article 15 - Assignability

         Except as expressly set forth in this Agreement, this Agreement shall not be assignable by B&L without the prior written consent, which consent shall not be unreasonably withheld, of Symbollon and any attempt to assign (directly or indirectly) this Agreement, without such consent shall be void from the beginning. B&L may assign this Agreement without Symbollon's consent to any purchaser of, or successor in interest to, all or substantially all of B&L's business to which this Agreement relates if, and only if, the intended successor or purchaser agrees in writing (a) to accept and be bound by all of the terms and conditions of this Agreement and (b) to devote at least the same efforts and resources to performance hereunder as B&L exerted immediately before the assignment. Symbollon may assign this Agreement if such assignee agrees in writing to accept and be bound by all of the terms and conditions of this Agreement.


                        Article 16 - Term and Termination

         16.1 Term. This Agreement will become effective on the Effective Date and, unless terminated under another specific provision of this Agreement, will remain in effect until, and terminate upon the later to occur of (i) the expiration of the Patent Rights or the Licensed Patents (excluding any patent or patent application covering an Invention assigned to Symbollon pursuant to
Section 12.2(a)) or (ii) the seventeenth (17th) anniversary of this Agreement (the "Initial Term"); provided that the Initial Term of this Agreement will be further extended if an Invention is assigned to Symbollon pursuant to Section 12.2(a) which Invention was conceived by B&L prior to the fifth anniversary of this Agreement by the earlier to occur of (a) the expiration of any patent or patent application covering such Invention assigned to Symbollon pursuant to
Section 12.2(a) which Invention was conceived by B&L prior to the fifth anniversary of this Agreement or (b) the fifth (5th) anniversary of the Initial Term of this Agreement. If, and only if, this Agreement terminates pursuant to this Section 16.1, B&L shall be entitled to sell Products developed and commercialized during the term of this Agreement in the Field in the Territory royalty free of any license for Symbollon's know-how to develop such Products.

         16.2 Termination Events . Upon the occurrence of any of the events set forth below, either party, as applicable, shall have the right to terminate this Agreement by giving written notice of termination, to be effective as described herein:

                  (a) non-payment of any amount payable to such party hereunder continuing ten (10) calendar days after receipt of written notice of such non-payment;

                  (b) failure by the other party in any material respect (other than matters which are covered by clause (a) above) to observe or perform any of the provisions of this Agreement on the other party's part to be observed or performed, if such failure is not remedied within thirty (30) calendar days after receipt of notice specifying such failure;

                  (c) if the other party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets, (ii) admits in writing its inability to pay its debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated a bankrupt or insolvent, (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law or any answer admitting the material allegations of the petition filed against it in any bankruptcy, reorganization or insolvency proceeding or (vi) takes corporate action for the purpose of effecting any of the foregoing; and

                  (d) an order or judgment or decree shall be entered, without the application, approval or a consent of the other party by any court of competent jurisdiction, approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party, or all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

         16.3 Termination by B&L. B&L may terminate this Agreement by giving Symbollon a notice of termination to be effective upon a termination date set forth by B&L in such notice, which termination date shall not be sooner than sixty (60) days after the date of the written notice if given prior to being obligated to make the payment required in Section 6.2(b), ninety (90) days after the date of the written notice if given after the payment required in Section 6.2(b) and prior to being obligated to make the payments required in Section
6.2(c) through (g), and anytime after being required to make all of the foregoing payments, B&L shall not have any rights to terminate this Agreement pursuant to this Section 16.3. Such notice shall be deemed by the parties to be final and, immediately upon receipt of such notice of termination, Symbollon shall have the right to begin negotiations, and enter into agreements, with others concerning Products, the Patent Rights, the Licensed Patents and Symbollon's Proprietary Information in the Field.

         16.4 Effects of Termination. If this Agreement is terminated by Symbollon pursuant to Section 16.2 or by B&L pursuant to Section 16.3, upon such termination, the Patent Rights, and all Regulatory Filings and Regulatory Approvals then owned by B&L with respect to any Product being developed or commercialized shall be assigned to Symbollon without charge and free of any and all liens, claims, security interests and other encumbrances (except as may have been incurred in the ordinary course of business and if so incurred, must be removed by B&L, at its sole cost and expense, prior to transfer or upon notice thereof), and B&L agrees to execute all such further documents as may be reasonably required to effect such assignment. If this Agreement is terminated by B&L pursuant to Section 16.2, upon such termination, the Patent Rights then owned by B&L shall be assigned to Symbollon without charge and free of any and all liens, claims, security interests and other encumbrances (except as may have been incurred in the ordinary course of business and if so incurred, must be removed by B&L, at its sole cost and expense, prior to transfer or upon notice thereof), and B&L agrees to execute all such further documents as may be reasonably required to effect such assignment. No exercise by either party of any right of termination shall constitute a waiver of any right of that party for recovery of any monies then due to it hereunder or any other right or remedy such party may have at law, in equity or under this Agreement.

         16.5 Survival. Termination of this Agreement for whatever reason shall be without prejudice to the settlement of the rights and obligations of the parties arising out of this Agreement prior to the date of termination, including, without limitation: (a) obligations to pay royalties and other sums accruing hereunder, (b) the right to complete the manufacture and sale of Products which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination or returned to stock after the date of termination, and the obligation to pay royalties on Net Sales of such Products, (c) obligations for record keeping and accounting reports for so long as Products are sold pursuant to the preceding clause (b), (d) the right to inspect books and records as described in Section 9.2, (e) obligations of insurance, defense and indemnity under Article 13, (f) any cause of action or claim accrued or to accrue because of any breach or default by the other party hereunder, (g) obligations of confidentiality under
Article 11, (h) obligations upon termination to transfer the Patent Rights, and all trademarks, Regulatory Filings and Regulatory Approvals then owned by B&L under Section 16.4 and (g) all of the terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

                       Article 17 - Supply and Manufacture

         B&L will have the exclusive right to manufacture or have manufactured Products in the Field for sale within the Territory. Subject to execution of a supply agreement mutually acceptable to both parties, Symbollon shall be entitled to purchase Product from B&L (subject to facility capacity constraints), if B&L is the manufacturer of such Product, at [* INDICATES THAT
MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.], without duplication of any expense. If B&L is not the manufacturer of such Product, B&L will use commercially reasonable efforts to obtain for Symbollon the right to purchase such Product directly from

B&L's manufacturing source at [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]. Notwithstanding any provision in this Agreement to the contrary, Symbollon shall have the right to manufacture or have manufactured Products inside the Territory, provided, that such Products are sold outside the Territory.


                           Article 18 - Miscellaneous

         18.1 Notices. Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or deposited in the United States mail, certified or registered with return receipt, or sent by courier requiring proof of receipt, addressed as follows:

         To Symbollon:

                           Symbollon Corporation
                           37 Loring Drive
                           Framingham, MA  01702
                           Telephone:  (508)-620-7676
                           Fax:  (508)-620-7111
                           Attention:  President

          With a copy to:

                           William P. Gelnaw, Jr., Esq.
                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, MA  02109
                           Telephone:  (617)-248-5000
                           Fax:  (617)-248-4000

          To B&L:

                           Bausch & Lomb Pharmaceuticals, Inc.
                           8500 Hidden River Parkway
                           Tampa, FL  33637
                           Telephone:  (800) 227-1427
                           Fax:  (813) 975-7774
                           Attention:  President

          With copy to:

                           Bausch & Lomb, Incorporated
                           One Bausch & Lomb Place
                           Rochester, N.Y.  14604-2701
                           Telephone:  (716) 338-8600
                           Fax:  (716) 338-8017
                           Attention:  General Counsel

or to such other address as either party shall designate by written notice, similarly given, to the other party. If sent by telex, facsimile or other electronic media, an original confirmation copy must be sent within thirty days by means listed above.

         18.2 Governing Law; Jurisdiction and Venue. With regard to any claim or controversy initiated by B&L related to this contract or any breach thereof, this Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts (without regard to conflict of law provisions), and with regard to any claim or controversy initiated by Symbollon related to this contract or any breach thereof, this Agreement shall be governed by the internal laws of the State of New York (without regard to conflict of law provisions); except that questions affecting the construction and effect to any patent shall be determined by the law of the country in which the patent has been granted. Any claim or controversy arising out of or related to this contract or any breach thereof, except as provided under Section 18.3, shall be submitted to United States District Court, District of Massachusetts if such claim or controversy if initiated by B&L and to United States District Court, District of New York if such claim or controversy if initiated by Symbollon, and the parties hereby consent to the jurisdiction and venue of such courts.

         18.3 Limited Arbitration. Disagreements under Sections of this Agreement which make specific reference to this Section 18.3 shall be settled by arbitration in accordance with the licensing arbitration rules of the American Arbitration Association by a board of arbitrators consisting of one arbitrator appointed by B&L, one arbitrator appointed by Symbollon, and a third arbitrator chosen by the mutual agreement of B&L and Symbollon, which third arbitrator shall be unrelated either to B&L or Symbollon. Any arbitration hereunder shall be held in Boston, Massachusetts if initiated by B&L and in Rochester, New York if initiated by Symbollon. In such arbitration proceedings, this Agreement shall be governed by and construed according to Massachusetts or New York law as provided in Section 18.2. Arbitration may be commenced at any time by either party hereto giving written notice to the other party to a dispute that such dispute has been referred to arbitration. Any judgment or decision rendered by the panel shall be binding upon the parties and shall be enforceable by any court of competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared, provided, however, that if in the opinion of the arbitrators any claim hereunder or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their reward, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

         18.4 Waiver. Except as specifically provided for herein, the waiver from time to time by either party of any of its rights or a party's failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

         18.5 Enforceability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the parties are unable to agree upon a reasonable acceptable alternative, then the parties agree that a submission to arbitration shall be made in accordance with Section 18.3 to establish an alternative to such invalid or unenforceable term, covenant or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

         18.6 Entire Agreement and Amendment. This Agreement contains the entire understandings of the parties with respect to the matters contained herein, and supersedes all prior agreements, oral or written, and all other communication between them relating to the subject matter hereof. The parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officers of both parties hereto.

         18.7 Independent Contractor. Nothing herein shall be deemed to establish a relationship or principal and agent between B&L and Symbollon, nor any of their respective agents or employees, for any purpose whatsoever. This Agreement shall not be construed as constituting B&L and Symbollon as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

         18.8 Headings. The headings of the several Articles and sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         18.9 Further Instruments. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         18.10 Force Majeure. Performance of a party's obligations hereunder (other than the payment of money or the failure by B&L to provide insurance pursuant to Section 13.5) may be delayed if (a) such performance is delayed by causes beyond that party's reasonable control, including, but not limited to, acts of God, war, riot, epidemics, fire, flood, insurrection, or acts of civil or military authorities, and (b) such delaying party is at all times working diligently to correct the matter causing the delay and otherwise performing as required under the Agreement. Notwithstanding the foregoing, the parties shall remain liable for all obligations incurred by them prior to any termination of this Agreement.

         18.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. One or more counterparts may be delivered via telecopier and any such telecopied counterpart shall have the same force and effect as an original counterpart hereto.

         18.12 Exhibits and Schedules. The following Exhibits and Schedules are attached hereto and incorporated herein by reference:


                         Exhibits         Subject Matter
                         --------         --------------
                            A             Patents and Patent Applications
                            B             Project Plan
                            C             Initial Members of the JDC
                            D             Form of Patent Assignment

                        Schedules         Subject Matter
                        ---------         --------------
                          1.16           Exceptions to the Licensed Patents


                   [Signatures Appear on the Following Page.]

         IN WITNESS WHEREOF the parties have executed this Agreement as an instrument under seal as of the date and year first written above.

SYMBOLLON CORPORATION              BAUSCH & LOMB PHARMACEUTICALS, INC.



By:/s/ Paul C. Desjourdy           By: /s/ Thomas Reidhammer
   ---------------------              ----------------------
   Paul C. Desjourdy,                 Thomas Reidhammer,
   Executive Vice President and       President
   Chief Financial Officer

                                    EXHIBIT A



                         Patent Applications and Patents



[* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                                    EXHIBIT B

                                  Project Plan


         [To be developed by the parties]

                                    EXHIBIT C


                           Initial Members of the JDC



         Symbollon:                        1.  Jack Kessler
                                           2.  Paul C. Desjourdy



         B&L:                              1.  David Jarosz
                                           2.  Harold Schlevin
                                           3.  Ellen Strahlman

                                    EXHIBIT D

                            Form of Patent Assignment


                                PATENT ASSIGNMENT


         WHEREAS, Symbollon Corporation located and doing business at 37 Loring Drive, Framingham, Massachusetts 01702, hereinafter referred to as the "assignor", is the owner of United States Letters Patent No. 5,639,481 issue date June 17, 1997 and entitled "Method for the Therapeutic Treatment of a Mammalien Eye Using an Admixed Composition Containing Free Molecular Iodine"; and

         WHEREAS, Bausch & Lomb Pharmaceuticals, Inc. located and doing business at 8500 Hidden River Parkway, Tampa, Florida 33637, hereinafter referred to as the "assignee", is desirous of acquiring the entire right, title and interest in the same;

         NOW THEREFORE, in consideration of the sum of ten dollars ($10.00) the receipt of which is hereby acknowledged, and other good and valuable consideration we, the assignor, by these present do sell, assign and transfer unto said assignee all right, title and interest in and to said United States Letters Patent No.
5,639,481 with the right to sue for past infringement of said patent.

                                       SYMBOLLON CORPORATION


                                       By________________________________
                                         Paul C. Desjourdy, Exec. Vice President

                                       Dated: July ___, 1997


Attest:



------------------------
Jack H. Kessler, Secretary

                                              Corporate Seal

                                  SCHEDULE 1.16

                       Exceptions to the Licensed Patents



         None.